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                                                                      EX 3.10(z)

[MICROFLUIDICS LETTERHEAD APPEARS HERE]

                                                 December 31, 1998

Irwin Gruverman
16 Tanglewood Road
Needham,  MA  02194

Dear Mr. Gruverman:

This will confirm our Agreement concerning your compensation as chairman and CEO of MFIC.

Subject to approval by the board, we will pay you at a base rate of $95,000 per year, beginning January 1, 1999, subject to reductions and other changes imposed on executives at the December 21, 1998 board meeting ($76,000 on 1/1/99). You will participate in a bonus pool, if any, for management employees. You agree that MFIC will withhold money from your compensation to pay appropriate taxes. You will be included in MFIC's insurance and medical programs as in past years, at no cost to you, as part of your compensation.


MICROFLUIDICS INTERNATIONAL, INC.


/s/ Michael A Lento                                     /s/  Irwin Gruverman
-------------------------------                         ------------------------
Michael A Lento, President                              Irwin Gruverman
                                                        for myself

/s/ Irwin Gruverman
-------------------------------
Irwin Gruverman, CEO, Chairman


[MICROFLUIDICS LETTERHEAD APPEARS HERE]